Exhibit 5
September 13, 2005
Westwood One, Inc.
40 West 57th Street, 5th Floor
New York, New York 10019
Gentlemen:
As General Counsel and Secretary of Westwood One, Inc., a Delaware corporation (the “Company”), I have supervised the preparation of the registration statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of a 9,200,000 shares of the common stock, par value $.01 per share, of the Company (“Common Stock”). The Common Stock is to be issued by the Company upon the exercise of stock options and other awards granted pursuant to the Company’s 2005 Equity Compensation Plan (the “Plan”).
I have reviewed the corporate minutes relating to the issuance of the Common Stock pursuant to the Plan and have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company.
Based upon, and subject to, the foregoing, I am of the opinion that the Common Stock is duly authorized and, upon issuance of the Common Stock in accordance with the terms of the Plan, and the instruments of award or grant (including, without limitation, payment of the exercise price thereof), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Very truly yours,

/s/ David Hillman
David Hillman, Esq.